CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Fund Trust and to the use of our report dated May 30, 2012 on the financial statements and financial highlights of Great Lakes Small Cap Opportunity Fund and Great Lakes Disciplined Equity Fund (formerly, Wintrust Capital Small Cap Opportunity Fund and Wintrust Capital Disciplined Equity Fund, respectively), each a series of shares of beneficial interest of Northern Lights Fund Trust.  Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

June 26, 2012